Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-272457 and 333-264799 on Forms S-3ASR and in Registration Statement Nos. 333-261304, 333-231354, 333‑215042 and 333‑201863 on Forms S‑8 of our reports dated November 16, 2023, relating to the consolidated financial statements of Spire Inc. and subsidiaries, and the effectiveness of Spire Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Spire Inc. and subsidiaries for the year ended September 30, 2023.

/s/ Deloitte & Touche LLP

St. Louis, Missouri

November 16, 2023